As Filed with the Securities and Exchange Commission on April 23, 2014

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

_____________________

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

_____________________

SINO-GLOBAL SHIPPING AMERICA, LTD.

(Exact name of registrant as specified in its charter)

_____________________

Virginia (State or other jurisdiction of incorporation or organization)	136-56 39th Avenue, Room #305 Flushing, New York 11354 (Address, including zip code, of Principal Executive Offices)	11-3588546 (I.R.S. Employer Identification Number)

_____________________

Sino-Global Shipping America, Ltd.

2014 Stock Incentive Plan

(Full title of the plan)

_____________________

Lei Cao

Chief Executive Officer
Sino-Global Shipping America, Ltd.

136-56 39th Avenue, Room #305

Flushing, New York 11354

(Name and address of agent for service)

(718) 888-1814

(Telephone number, including area code, of agent for service)

___________________________

With Copies to:

Anthony W. Basch, Esq.

Kaufman & Canoles, P.C.

Two James Center

1021 East Cary Street, Suite 1400

Richmond, Virginia 23219

(804) 771-5700 – telephone

(804) 771-5777 – facsimile

___________________________

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definition of “large accelerated filer”, “accelerated filer”, and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐ Accelerated filer ☐ Non-accelerated filer ☐ Smaller reporting company ☒

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CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to Be Registered (1)	Proposed Maximum Offering Price Per Unit (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee (2)
Common Stock, no par value per share	10,000,000 shares	$2.5955	$25,955,000	$3,344

(1)	This registration statement is being filed for purposes of registering 10,000,000 shares of common stock of Sino-Global Shipping America, Ltd., issuable pursuant to our 2014 Stock Incentive Plan, as the same may be further amended or restated (the “Plan”). Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement (the “Registration Statement”) also covers an indeterminate number of shares that may be offered or issued as a result of stock splits, stock dividends, or similar transactions.

(2)

Estimated pursuant to Rule 457(h) and Rule 457(c) of the General Rules and Regulations under the Securities Act for the purpose of computing the registration fee, based on the average of the high and low sales prices on The NASDAQ Capital Market on April 22, 2014, which was $2.5955.

This Registration Statement shall become effective upon filing in accordance with Rule 462(a) under the Securities Act of 1933.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information specified in Part I of this Registration Statement will be sent or given to all persons who participate in the Sino-Global Shipping America, Ltd. 2014 Stock Incentive Plan, as specified by Rule 428(b)(1) of the Securities Act of 1933, as amended (the “Securities Act”). These documents are not required to be filed with the Securities and Exchange Commission (the “Commission” or “SEC”) as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 24 of the Securities Act. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Registration Statement constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference

The following documents filed by us with the SEC are incorporated by reference into this prospectus. You should carefully read and consider all of these documents before making an investment decision.

(1) Annual Report on Form 10-K for the fiscal year ended June 30, 2013, filed on September 27, 2013;

(2) Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2013, filed on November 13, 2013 and the fiscal quarter ended December 31, 2013, filed on February 11, 2014; and

(3) Current Reports on Form 8-K filed on July 1, 2013, August 8, 2013, and November 1, 2013, January 27, 2014 and February 3, 2014; and

(4) The description of the Shares of common stock, without par value per share, contained in the Registrant’s registration statement on Form 8-A filed with the Commission on April 16, 2008 (File Number 001-34024) pursuant to Section 12(b) of the Exchange Act, which incorporates by reference the description of the Shares of common stock, without par value per share, contained in the registration statement on Form SB-2 (File Number 333-148611) filed by the Registrant on January 11, 2008 and declared effective by the Commission on April 18, 2008, and any amendment or report filed with the Commission for purposes of updating such description. In addition, we incorporate by reference our further description of our securities as set forth in our registration statement on Form S-3 (File Number 333-194211) filed by the Registrant on February 28, 2014 and amended on March 17, 2014.

Nothing in this prospectus shall be deemed to incorporate information deemed furnished but not filed with the SEC. Any statement contained in a document that is incorporated by reference will be modified or superseded for all purposes to the extent that a statement contained in this prospectus modifies or is contrary to that previous statement. Any statement so modified or superseded will not be deemed a part of this prospectus except as so modified or superseded.

We will provide to each person, including any beneficial owner, to whom a prospectus is delivered, a copy of any or all of the reports or documents that have been incorporated by reference into this prospectus but not delivered with this prospectus. We will provide these reports upon written or oral request at no cost to the requester. Please direct your request, either in writing or by telephone, to Chief Financial Officer, Sino-Global Shipping America, Ltd., 136-56 39th Avenue, Room #305, Flushing, New York 11354, telephone number (718) 888-1814. Our SEC filings are also available to the public on our website, http://www.sino-global.com. The information on our website is not a part of this prospectus and the reference to our website address does not constitute incorporation by reference of any information on our website into this prospectus.

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Item 4. Description of Securities

Not applicable.

Item 5. Interests of Named Experts and Counsel

Not applicable.

Item 6. Indemnification of Directors and Officers

In accordance with Virginia law, Article VI, Section 3 of our Articles of Incorporation provides as follows: The Corporation shall indemnify (a) any person who was, is or may become a party to any proceeding, including a proceeding brought by a shareholder in the right of the Corporation or brought by or on behalf of the shareholders of the Corporation, by reason of the fact that he is or was a director or officer of the Corporation, or (b) any director or officer who is or was serving at the request of the Corporation as a director, trustee, partner or officer of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against any liability incurred by him in connection with such proceeding unless he engaged in willful misconduct or a knowing violation of criminal law. A person is considered to be serving an employee benefit plan at the Corporation’s request if his duties to the Corporation also impose duties on, or otherwise involve securities by, him to the plan or to participants in or beneficiaries of the plan. The Board of Directors is hereby empowered, by a majority vote of a quorum of disinterested Directors, to enter into a contract to indemnify any Director or officer in respect of any proceedings arising from any act or omission, whether occurring before or after the execution of such contract.

Item 7. Exemption from Registration Claimed

Not applicable.

Item 8. Exhibits

Exhibit No.	Exhibit Description

4.1	First Amended and Restated Articles of Incorporation of Sino-Global Shipping America, Ltd.(1)
4.2	Bylaws of Sino-Global Shipping America, Ltd. (2)
5.1	Opinion of Kaufman & Canoles, P.C. (3)
23.1	Consent of Friedman LLP (3)
23.2	Consent of Kaufman & Canoles, P.C. (contained in its opinion filed as Exhibit 5.1 hereto) (3)
24.1	Power of Attorney (included on the signature pages hereof) (3)
99.1	2014 Stock Incentive Plan (3)

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(1)	Incorporated by reference to the Company’s Form 8-K filed on January 27, 2014, File No. 001-34024.
(2)	Incorporated by reference to the Company’s Registration Statement on Form S-1, Registration Nos. 333-150858 and 333-148611.
(3)	Filed herewith.

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Item 9. Undertakings

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) shall not apply if the information required to be included in a post-effective amendment by these paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Exchange Act), that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Beijing, China on April 23, 2014.

SINO-GLOBAL SHIPPING AMERICA, LTD.

By:	/s/ Lei Cao
Lei Cao
Chief Executive Officer

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POWER OF ATTORNEY

We, the undersigned directors and officers of Sino-Global Shipping America, Ltd. do hereby constitute and appoint Lei Cao and Anthony S. Chan, jointly and severally, as our true and lawful attorneys-in-fact and agents, to do any and all acts and things in our name and behalf in our capacities as directors and officers and to execute any and all instruments for us and in our names in the capacities indicated below, which said attorney-in-fact and agent may deem necessary or advisable to enable said corporation to comply with the Securities Act of 1933, as amended, and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with this registration statement, including specifically but without limitation, power and authority to sign for us or any of us in our names in the capacities indicated below, any and all amendments (including post-effective amendments) to this registration statement; and we do hereby ratify and confirm all that said attorney and agent shall do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature		Title	Date

/s/	Lei Cao	Chief Executive Officer (Principal Executive Officer)	April 23, 2014
	Lei Cao	Director

/s/	Anthony S. Chan	Acting Chief Financial Officer (Principal Financial and	April 23, 2014
	Anthony S. Chan	Accounting Officer), Executive Vice President
Director

/s/	Jing Wang	Director	April 23, 2014
Jing Wang

/s/	Dennis O. Laing	Director	April 23, 2014
Dennis O. Laing

/s/	Tieliang Liu	Director	April 23, 2014
Tieliang Liu

INDEX TO EXHIBITS

Exhibit No.	Exhibit Description

4.1	First Amended and Restated Articles of Incorporation of Sino-Global Shipping America, Ltd.(1)
4.2	Bylaws of Sino-Global Shipping America, Ltd. (2)
5.1	Opinion of Kaufman & Canoles, P.C. (3)
23.1	Consent of Friedman LLP (3)
23.2	Consent of Kaufman & Canoles, P.C. (contained in its opinion filed as Exhibit 5.1 hereto) (3)
24.1	Power of Attorney (included on the signature pages hereof) (3)
99.1	2014 Stock Incentive Plan (3)

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(1)	Incorporated by reference to the Company’s Form 8-K filed on January 27, 2014, File No. 001-34024.
(2)	Incorporated by reference to the Company’s Registration Statement on Form S-1, Registration Nos. 333-150858 and 333-148611.
(3)	Filed herewith.